Exhibit 10.2

TRANSITION SERVICES AND SEPARATION AGREEMENT

This Transition Services and Separation Agreement (hereafter, “Agreement”) is entered into by and between CYRUSONE LLC, a Delaware limited liability company (hereafter, “Employer”), and KIMBERLY H. SHEEHY (hereafter, “Employee”), this 28th day of September, 2015 (the “Agreement Date”).

WHEREAS, Employee has been employed by Employer pursuant to that certain Employment Agreement dated as of January 24, 2013, by and between Employer and Employee (the “Employment Agreement”); and

WHEREAS, Employer and Employee have mutually agreed that Employee’s employment will be terminated; and

WHEREAS, the parties wish to enter into an agreement providing for Employee’s transition services and the termination of Employee’s employment on a mutually agreeable basis and resolving any potential disputes between Employee and Employer.

NOW THEREFORE, in consideration of the foregoing and the mutual promises set forth below, the parties agree as follows:

1.                                      Termination Date.  Employee’s employment with Employer will terminate effective December 31, 2015, or such earlier date determined by the Chief Executive Officer in his sole discretion (the “Termination Date”); provided, however, that Employee will cease serving in the position of Chief Financial Officer and as an officer of Employer and its affiliates (collectively, the “CyrusOne Group”) on such earlier date as determined by the Chief Executive Officer in his sole discretion by written notice to Employee.  As of the Termination Date, Employee’s status as an employee of Employer shall cease in its entirety.  To the extent there is any requirement that Employer give written or advance notice to Employee of the termination of Employee’s employment, Employee waives such notice requirement.

2.                                      Transition Services.  From the Agreement Date through the Termination Date (the “Transition Period”), Employee will remain employed by Employer and shall perform such services requested by the Board of Directors or Chief Executive Officer including services to assist in the transition to a new Chief Financial Officer.  Employee will perform such services fully and faithfully.  Employee agrees that during the Transition Period she will not terminate employment due to Constructive Termination as described in the Employment Agreement.  During the Transition Period, Employer will continue to pay Employee’s annual base salary as in effect on the Agreement Date, payable in accordance with Employer’s normal payroll practices, Employee may continue to participate in the CyrusOne Group health and welfare benefit plans and 401(k) plan, subject to the terms of the plans, and Employee will continue to participate and be eligible for a bonus under Employer’s 2015 annual bonus plan, subject to attainment of performance goals, and payable at the same time bonuses are otherwise payable to executives under the plan.  With respect to Employer’s 2015 annual cash bonus plan, Employer acknowledges and agrees that the 20% portion of the bonus that is subject to attainment of personal performance goals will be paid at 100%, and the remainder of the bonus will be subject to attainment of the performance goals as otherwise provided in the plan.  If Employer terminates Employee’s employment during the Transition Period, Employer will pay to Employee the pro rata base salary in effect on the Agreement Date that would have been paid to her through December 31, 2015 if she had remained employed through that date, as additional severance payable in accordance with Section 4(i) below.  On or as soon as practicable after the Termination Date, Employee will be paid her earned but unused paid time off through the Termination Date, pursuant to Employer policy.  All payments will be subject to tax withholding and regular deductions.

From the Termination Date through the day after the date that CyrusOne files its 2015 annual report on Form 10-K, but no later than March 11, 2016 (the “Consulting Period”), Employee will serve as a consultant for purposes of providing transition and other services that may be requested by Employer during the Consulting Period; however, after the Termination Date, Employee will not hold herself out as an employee or representative of the CyrusOne Group, or negotiate or enter into any agreements on behalf of the CyrusOne Group.  Employee acknowledges and agrees that the additional consideration provided under this Agreement provides full payment for such consulting services.

3.                                      Benefits Termination.  Employee’s coverage under CyrusOne Group benefit plans and her participation in and eligibility for any compensation, bonus, or equity plans or practices of CyrusOne Group will cease on the Termination Date.  Employee may elect such insurance continuation or conversion as may be available under the applicable benefit plan terms and applicable law for the period after the Termination Date so long as she makes a valid election for such continuation and makes the payments necessary for continuation or conversion.  Employee specifically acknowledges and agrees that she is not entitled to any salary, severance, wages, commissions, options or other equity (or accelerated vesting thereof), benefits, insurance, or other compensation from the CyrusOne Group, except as specifically set forth herein.

4.                                      Separation Pay and Benefits.  In exchange for Employee’s continued compliance with the terms and conditions of this Agreement, and provided that Employee executes the release of claims in Exhibit A hereto on or after the Termination Date and it becomes irrevocable by the sixtieth (60th) day after the Termination Date, Employer will pay or provide to Employee the following:

(i)                                     On the date that is sixty (60) days after the Termination Date, Employer shall pay Employee severance of $1,442,000.00 in a single lump sum cash payment.

(ii)                                  All 97,492 restricted common shares of CyrusOne Inc. granted to Employee with the award date of January 17, 2013, pursuant to the Executive Restricted Stock Award under the provisions of the CyrusOne 2012 Long Term Incentive Plan (the “Plan”) shall become vested as of the Termination Date.

(iii)                               7,197 options to acquire common shares of CyrusOne Inc. subject to the Executive Non-Statutory Performance Stock Option Award under the provisions of the Plan,

granted to Employee with the award date of April 17, 2013, shall be deemed vested on the Termination Date, and Employee may exercise such vested options in accordance with the award agreement within one year after the Termination Date.  In addition, notwithstanding Employee’s termination of employment, up to an additional 5,227 options may become vested on March 31, 2016, based entirely on whether the total stockholder return (“TSR”) performance goals for the performance evaluation periods set forth in the option award agreement are met.  If these additional options vest based on performance, Employee may exercise such vested options in accordance with the award agreement within one year after the vesting date.  The vested options will terminate, if not exercised, at the expiration of this one-year period.  All unvested options will immediately terminate on March 31, 2016.

(iv)                              9,471 common shares of CyrusOne Inc. subject to the Executive Performance Restricted Stock Award under the provisions of the Plan, granted to Employee with the award date of April 17, 2013, shall be deemed vested on the Termination Date. In addition, notwithstanding Employee’s termination of employment, up to an additional 6,878 common shares may become vested on March 31, 2016, based entirely on whether the TSR performance goals for the performance evaluation periods set forth in the award agreement are met. All unvested awards will immediately terminate on March 31, 2016.

(v)                                 30,267 common shares of CyrusOne Inc. subject to the Executive Performance Restricted Stock Award under the provisions of the Plan, granted to Employee with the award date of February 7, 2014, shall be deemed vested on the Termination Date.  In addition, notwithstanding Employee’s termination of employment, up to an additional cumulative 18,160 common shares may become vested on February 7, 2017, based entirely on whether the TSR performance goals for the performance evaluation periods set forth in the award agreement are met.  All unvested awards will immediately terminate on February 7, 2017.

(vi)                              Pursuant to the Executive Time-Based Restricted Stock Award under the provisions of the Plan, granted to Employee with the award date of February 10, 2015, 3,120 common shares of CyrusOne Inc. will become vested on the Termination Date, and the remaining unvested shares will be immediately forfeited on that date.

(vii)                           Pursuant to the Executive Non-Statutory Stock Option Award under the provisions of the Plan, granted to Employee with the award date of February 10, 2015, 19,508 options will become vested on the Termination Date, and the remaining unvested options to acquire shares will be immediately forfeited on that date.  Employee may exercise such vested options in accordance with the award agreement within one year after the Termination Date.  The vested options will terminate, if not exercised, at the expiration of this one-year period.

(viii)                        14,845 common shares of CyrusOne Inc. subject to the Executive Performance Restricted Stock Award under the provisions of the Plan, granted to Employee with the award date of February 10, 2015, shall be deemed vested on the Termination Date, and the remaining unvested shares will be immediately forfeited on that date.

(ix)                              Provided Employee makes a timely election for COBRA continuation coverage under CyrusOne Group’s group health benefit plan, Employer will pay or reimburse the portion of the COBRA premium that exceeds the active employee rate for up to twelve months after the Termination Date. Employer will cease payment or reimbursement if Employee becomes eligible for another employer’s group health plan.  The portion of the COBRA premium that Employer pays will be additional taxable income to Employee.

(x)                                 On the first payroll payment date after the end of the Consulting Period in 2016, Employer shall pay Employee $200,000.00 in a single lump sum cash payment.

(xi)                              On the date that is sixty (60) days after the Termination Date, Employer shall pay Employee $4,320.00 in a single lump sum cash payment to pay for converted group term life insurance coverage.

The Committee (as defined in the Plan) will determine in its sole discretion whether any additional options or shares will become vested, as described above, based on attainment of performance goals set forth in the applicable award agreements described above.

No payments will be made or benefits provided if the general release in Exhibit A hereto does not become irrevocable by the sixtieth (60th) day after the Termination Date.  In addition, none of the foregoing payments will be made or benefits provided if Employee is terminated by Employer for Cause (as defined in the Employment Agreement) or if her employment terminates due to death or Terminating Disability (as defined in the Employment Agreement), or if she voluntarily terminates for any reason.  If any equity award is deemed vested as of the Termination Date, but the general release is revoked, such equity acceleration will be immediately rescinded and revoked and the underlying shares forfeited.  Employee acknowledges that, in the absence of her execution of this Agreement and the general release, benefits and payments specified above would not otherwise be due to her.

All payments and benefits will be processed in accordance with the normal payroll practices of Employer, and are subject to deductions for payroll taxes, income tax withholding and other deductions required by law or authorized by Employee.

5.                                      No Admission.  This Agreement has been offered for the sole purpose of permitting Employee to leave her position at Employer in a manner that is mutually beneficial to her and to Employer.  Employee understands and agrees that Employer’s offering of this Agreement does not constitute a suggestion or an admission by Employer of any unlawful or wrongful action or any violation of any contract or any federal, state or local decisional law, statute, regulation or constitution.

6.                                      Nondisclosure.  Before CyrusOne’s public disclosure of this Agreement, Employee will not disclose the terms of this Agreement, including the attached release agreement, to any non-party, except that Employee may disclose the terms of this Agreement as necessary to secure advice from her counsel, accountants or tax advisors.  Before CyrusOne’s public disclosure of this Agreement, Employee will take appropriate steps to ensure that her counsel, accountants and tax advisors are aware of and comply with this confidentiality provision, and Employee assumes the risk of and shall be accountable for any breach of this confidentiality provision occasioned by any act or omission of any person to whom the agreement is disclosed.

7.                                      Return of Property.  Employee agrees and represents that Employee has returned to Employer, or will return before the Termination Date, and retained no copies of, any and all CyrusOne Group property, including but not limited to files, manuals, business records, customer records, correspondence, software and related program passwords, computer printouts and disks, electronically stored information (“ESI”) that resides on any of Employee’s personal electronic devices, keys, equipment, and any and all other documents or property which Employee had possession of, access to, or control over during the course of Employee’s employment with CyrusOne Group or subsequent thereto, including but not limited to any and all documents of CyrusOne Group and any documents removed from or copied from other documents contained in CyrusOne Group’s files.  Employee further acknowledges and agrees that all of the documents or other tangible things to which Employee has had possession of, access to, or control over during the course of or subsequent to Employee’s employment with CyrusOne Group, including but not limited to all documents or other tangible things, pertaining to any specific business transactions in which CyrusOne Group was involved, or to any customers and suppliers of CyrusOne Group, or to the business operations of CyrusOne Group are considered confidential and have been returned to CyrusOne Group.  In the event Employee is in possession of ESI that resides on any of Employee’s personal electronic devices (including but not limited to a personal computer, iPhone and iPad) upon returning CyrusOne Group’s ESI to CyrusOne Group, Employee agrees and represents that all CyrusOne Group ESI has been deleted from all personal electronic devices and is inaccessible to Employee or any other party having access to those devices.  Employee represents that CyrusOne Group property including CyrusOne Group ESI has not been copied and/or distributed to anyone who is not an authorized representative of CyrusOne Group.  Employee will provide, upon Employer’s request, access to her personal computer, iPhone and iPad to Employer so that Employer can retrieve, delete and/or confirm deletion of the CyrusOne Group’s ESI from such devices.  Notwithstanding the foregoing, Employer will not consider a breach of this provision any inadvertent immaterial failure of Employee to return all property and ESI to CyrusOne Group if Employee diligently seeks to return all such property as soon as possible after discovery and maintains the confidentiality of such property and ESI.

8.                                      Restrictive Covenants.  This Agreement does not supersede any prior agreement or promise between Employee and any of the Released Parties regarding confidentiality, non-competition, non-disclosure or non-solicitation, and any and all such agreements and promises shall remain in full force and effect, and Employee acknowledges and reaffirms her post-employment obligations and other restrictive covenants that are set forth in the Employment Agreement (Sections 7, 8, 9, 10, 11, and 12), the Plan and the awards issued to her thereunder; provided, however, that for purposes of those covenants, (i) the “Restricted Period,” as defined therein, shall continue through the one year period following the last day of the Consulting Period, and (ii) a “Competitor” shall be limited to a company that derives more than 10% of its annual gross revenue from selling colocation space.  If Employee breaches any of such covenants, Employee must repay to Employer the amounts described in Section 4, including the value of any equity awards that become vested and gain upon exercise of any options that become vested, within 10 days after demand by Employer, and Employer shall be entitled, upon application to a court of competent jurisdiction, to obtain injunctive or other relief to enforce these promises and covenants.

9.                                      Nondisparagement.  Employee agrees that she will not, directly or indirectly, make to third parties any oral, written, or electronic statement which directly or indirectly impugns the quality or integrity of the CyrusOne Group, or any other disparaging or derogatory remarks about the CyrusOne Group; provided, however, that this obligation shall not apply to responses to inquiries by governmental agencies or inquiries by any person or entity through a subpoena or other legal process, or statements made under oath or as required by applicable law. Employer will direct that CyrusOne Group executives and the Board do not, directly or indirectly, make to third parties, including other employees of the CyrusOne Group, any oral, written, or electronic statement which directly or indirectly impugns the quality or integrity of Employee, or any other disparaging or derogatory remarks about Employee; provided, however, that this obligation shall not apply to responses to inquiries by governmental agencies or inquiries by any person or entity through a subpoena or other legal process, statements made under oath, or public disclosure required by applicable law.

10.                               Passwords.  Upon request, Employee agrees to provide all User IDs and Passwords used by Employee, and of any other party of which she is aware, to access CyrusOne Group ESI on CyrusOne Group computers, electronic devices, and software.

11.                               Acknowledgement. Employee’s attorney has reviewed this Agreement, and Employee has obtained and considered such legal counsel as Employee deems necessary to enter into this Agreement.

12.                               Dispute Resolution.  Employer and Employee agree that all disputes, controversies or claims between them arising out of or relating to this Agreement shall be submitted to arbitration pursuant to the terms and conditions set forth in the Employment Agreement.

13.                               No Waiver.  Any failure or forbearance by Employer or Employee to exercise any right or remedy with respect to enforcement of this Agreement shall not be construed as a waiver of Employer’s or Employee’s rights or remedies, nor shall such failure or forbearance operate to modify this Agreement or such instruments in the absence of a writing.  No waiver of any of the terms of this Agreement shall be valid unless in writing and signed by both parties to this Agreement.  The waiver by Employer or Employee of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach, nor shall any waiver operate or be construed as a rescission of this Agreement.

14.                               Successors.  The provisions of this Agreement shall inure to the benefit of Employer, its successors and assigns, and shall be binding upon Employee and her heirs, administrators and assigns.

15.                               Acknowledgement.  The parties represent that they have read this Agreement, that they understand all of its terms, and that in executing this Agreement they do not rely and have not relied upon any representations or statements made by the other with regard to the subject matter, basis, or effect of the Agreement.

16.                               Entire Agreement.  Employee and Employer finally agree that, except for the provisions of any other agreement referred to herein as surviving this Agreement, and the general release contained in Exhibit A, this Agreement: (i) contains and constitutes the entire understanding and agreement between them with respect to its subject matter; (ii) supersedes and cancels any previous negotiations, agreements, commitments, and writings with respect to that subject matter; (iii) may not be released, discharged, abandoned, supplemented, changed or modified in any manner except by a writing of concurrent or subsequent date signed by both parties; and (iv) shall be construed and enforced in accordance with the laws of the State of Texas, without regard to its conflicts of laws provisions.  Employee and Employer further agree that if any provision of this Agreement is held to be unenforceable, such provision shall be considered to be separate, distinct, and severable from the other remaining provisions of this Agreement, and shall not affect the validity or enforceability of such other remaining provisions.  If this Agreement is held to be unenforceable as written, but may be made enforceable by limitation, then such provision shall be enforceable to the maximum extent permitted by applicable law.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Agreement Date.

Witness:	Kimberly H. Sheehy

/s/ Shelley Horton	/s/ Kimberly H. Sheehy

Date: September 28, 2015	Date: September 28, 2015

Witness:	CyrusOne LLC

/s/ Shelley Horton	By: /s/ Robert M. Jackson

Date: September 28, 2015	Title:	Executive Vice President and General Counsel

	Date:	September 28, 2015

EXHIBIT A

RELEASE AGREEMENT

In consideration for the mutual promises described in that certain Transition and Separation Agreement dated as of September 28, 2015, as may be amended (the “Separation Agreement”) executed between CyrusOne LLC (the “Employer”) and Kimberly H. Sheehy (the “Employee”), the parties enter into the following general release (the “General Release”) and agree as follows:

1.                                      General Release.

1.1                               Employee unconditionally, irrevocably and absolutely releases and discharges Employer, and any and all parent and subsidiary corporations, divisions and affiliated corporations, partnerships or other affiliated entities of Employer, past and present, as well as Employer’s employees, officers, directors, agents, successors and assigns (collectively, “Released Parties”), from all claims related in any way to the transactions or occurrences between them to date, to the fullest extent permitted by law, including, but not limited to, Employee’s employment with Employer, the termination of Employee’s employment, and all other losses, liabilities, claims, charges, demands and causes of action, known or unknown, suspected or unsuspected, arising directly or indirectly out of or in any way connected with Employee’s employment with Employer.  This release is intended to have the broadest possible application and includes, but is not limited to, any tort, contract, common law, constitutional or other statutory claims, including, but not limited to alleged violations of state law, the federal Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, as amended, Chapter 21 of the Texas Labor Code, and all claims for attorneys’ fees, costs and expenses.

1.2                               Notwithstanding the broad scope of this General Release, this General Release is not intended to bar any claims that, as a matter of law, whether by statute or otherwise, may not be waived, such as claims for workers’ compensation benefits or unemployment insurance benefits.  Nothing in this General Release is intended to interfere with Employee’s right to file a charge or participate in an administrative investigation or proceeding; provided, however, that Employee expressly waives Employee’s right to recovery of any type, including damages or reinstatement, in any administrative or court action, whether state or federal, and whether brought by Employee or on Employee’s behalf, related in any way to the matters released herein.

1.3                               Employee acknowledges that Employee may discover facts or law different from, or in addition to, the facts or law that Employee knows or believes to be true with respect to the claims released in this General Release and agrees, nonetheless, that this General Release and the release contained in it shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of them.

1.4                               Employee declares and represents that Employee intends this General Release to be complete and not subject to any claim of mistake, and that the release herein expresses a full and complete release and Employee intends the release herein to be final and complete.  Employee executes this release with the full knowledge that this release covers all possible claims against the Released Parties, to the fullest extent permitted by law.

2.                                      Representation Concerning Filing of Legal Actions.  Employee represents that, as of the date of this General Release, Employee has not filed any lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against Employer or any of the other Released Parties in any court or with any governmental agency.

3.                                      No Admissions.  By entering into this General Release, the Released Parties make no admission that they have engaged, or are now engaging, in any unlawful conduct.  The parties understand and acknowledge that this General Release is not an admission of liability and shall not be used or construed as such in any legal or administrative proceeding.

4.                                      Older Workers’ Benefit Protection Act.  This General Release is intended to satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. sec. 626(f).  Employee is advised to consult with an attorney before executing this General Release.

4.1                               Acknowledgments/Time to Consider.  Employee acknowledges and agrees that (a) Employee has read and understands the terms of this General Release; (b) Employee has been advised in writing to consult with an attorney before executing this General Release; (c) Employee has obtained and considered such legal counsel as Employee deems necessary; (d) Employee has been given 21 days to consider whether or not to enter into this General Release (although Employee may elect not to use the full 21 day period at Employee’s option); and (e) by signing this General Release, Employee acknowledges that Employee does so freely, knowingly, and voluntarily.

4.2                               Revocation/Effective Date.  This General Release shall not become effective or enforceable until the eighth day after Employee signs this General Release.  In other words, Employee may revoke Employee’s acceptance of this General Release within seven days after the date Employee signs it.  Employee’s revocation must be in writing and received by Denise Sikes, Vice President, Human Resources at 1649 W. Franklin Road, Carrollton, TX 75007, by 5:00 p.m. Central Time on the seventh day in order to be effective.  If Employee does not revoke acceptance within the seven day period, Employee’s acceptance of this General Release shall become binding and enforceable on the eighth day.

4.3                               Preserved Rights of Employee.  This General Release does not waive or release any rights or claims that Employee may have under the Age Discrimination in Employment Act of 1967 that arise after the execution of this General Release.  In addition, this General Release does not prohibit Employee from challenging the validity of this General Release’s waiver and release of claims under the Age Discrimination in Employment Act of 1967.

2

5.                                      Severability.  In the event any provision of this General Release shall be found unenforceable, the unenforceable provision shall be deemed deleted and the validity and enforceability of the remaining provisions shall not be affected thereby.

6.                                      Full Defense.  This General Release may be pled as a full and complete defense to, and may be used as a basis for an injunction against, any action, suit or other proceeding that may be prosecuted, instituted or attempted by Employee in breach hereof.

7.                                      Governing Law; Forum.  The validity, interpretation and performance of this General Release shall be construed and interpreted according to the laws of the United States of America and the State of Texas without giving effect to conflicts of law principles.

8.                                      Entire Agreement.  This General Release and Separation Agreement, incorporated herein by reference, constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral.  This General Release may be amended or modified only with the written consent of Employee and the Board of Directors of Employer.  No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

THE PARTIES TO THIS GENERAL RELEASE HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS GENERAL RELEASE ON THE DATES SHOWN BELOW.

EMPLOYEE

Dated:

CYRUSONE LLC

By:
Its:
Dated:

3